Exhibit 5.1
March 31, 2008
American Express Receivables Financing Corporation V LLC
200 Vesey Street, Room 507A
New York, New York 10285

Re:	American Express Issuance Trust
Class A Series 2008-1 Floating Rate Asset Backed Notes
Class B Series 2008-1 Floating Rate Asset Backed Notes
Class C Series 2008-1 Floating Rate Asset Backed Notes
Ladies and Gentlemen:
     I have acted as counsel to American Express Receivables Financing Corporation V LLC (the “Registrant”) and have examined the Registration Statement on Form S-3 (File Nos. 333-130522 and 333-130522-01), filed by the Registrant with the Securities and Exchange Commission on December 20, 2005, and declared effective on March 31, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Class A Series 2008-1 Floating Rate Asset Backed Notes (the “Class A Notes”), the Class B Series 2008-1 Floating Rate Asset Backed Notes (the “Class B Notes”) and the Class C Series 2008-1 Floating Rate Asset Backed Notes (the “Class C Notes” and, together with the Class A Notes and the Class B Notes, the “Notes”). The Notes will be issued pursuant to an Amended and Restated Indenture, dated as of November 1, 2007, as supplemented by the Series 2008-1 Indenture Supplement, expected to be dated as of April 3, 2008 (together, the “Indenture”), as more particularly described in the prospectus, dated March 27, 2008 (the “Base Prospectus”), and the preliminary prospectus supplement, dated March 27, 2008 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).
     I have examined such instruments, documents and records as I deemed relevant and necessary as a basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures;

American Express Receivables Financing Corporation V LLC
March 31, 2008

(b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.
     Based on such examination and the other assumptions set forth herein, and subject to the qualification that I am admitted to the practice of law in the State of New York and do not purport to be expert in the laws of any jurisdiction other than the State of New York, I am of the opinion that when the Notes have been duly executed and delivered in accordance with the Indenture and sold, the Notes will be legally issued, fully paid and non-assessable, and the holders of the Notes will be entitled to the benefits of the Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Prospectus. In giving such consent, I do not consider that I am an “expert,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Harold E. Schwartz

Harold E. Schwartz
Senior Counsel